Exhibit 99.1
CONSTANT CONTACT, INC.
Amendment No. 2 to Constant Contact, Inc. 2007 Employee Stock Purchase Plan
     The 2007 Employee Stock Purchase Plan of Constant Contact, Inc., as amended (the “Plan”), be, and hereby is, further amended as set forth herein:
1.	Introduction. The introduction to the Plan be, and hereby is, amended by adding to the end of the second sentence thereof the following:
“, subject to any adjustment pursuant to Section 15 hereof.”
2.	Eligibility. Section 2 of the Plan be, and hereby is, amended by adding to the end of such Section the following:
“The Company retains the discretion to determine which eligible employees may participate in an offering pursuant to and consistent with Treasury Regulation Sections 1.423-2(e) and (f).”
3.	Purchase of Shares. Section 9(a) of the Plan be, and hereby is, amended and restated in its entirety as follows:
“(a) Number of Shares. On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (an “Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) up to a whole number of shares of Common Stock of the Company determined by multiplying $2,083 by the number of full months in the Plan Period and dividing the result by the closing price (as defined below) on the Offering Commencement Date; provided, however, that no employee may be granted an Option which permits his or her rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the date such Option is granted) for each calendar year in which the Option is outstanding at any time.”
4.	Grants to Employees in Foreign Jurisdictions; Authorization of Sub-Plans. The Plan be, and hereby is, amended by adding to the end of the Plan the following new Sections 25 and 26:
“25. Grants to Employees in Foreign Jurisdictions. The Company may, in order to comply with the laws of a foreign jurisdiction, grant Options to employees of the Company or a Designated Subsidiary who are citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are less favorable (but not more favorable) than the terms of Options granted under the Plan to employees of the Company or a Designated Subsidiary who are resident in the United States. Notwithstanding the preceding provisions of this Plan, employees of the Company or a Designated Subsidiary who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under the Plan if (a) the grant of an Option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code. The Company may add one or more appendices to this Plan describing the operation of the Plan in those foreign jurisdictions in which employees are excluded from participation or granted less favorable Options.
26. Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan with respect to one or more Designated Subsidiaries, provided that such sub-plan complies with Section 423 of the Code.”
Adopted by the Board of Directors on December 2, 2009

Attest:	/s/ Robert P. Nault
	Name:	Robert P. Nault
	Title:	Vice President, General Counsel and Secretary
	Date:	December 2, 2009

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